PARTICIPATION AGREEMENT
                                     Between
                            FRANKLIN VALUEMARK FUNDS
                                       and
                    NORTH AMERICAN LIFE AND CASUALTY COMPANY

THIS AGREEMENT, effective the 1st day of January, 1990 by and between North American Life and Casualty Company, a Minnesota corporation (hereinafter the "Company") on its own behalf and on behalf of one or more segregated asset accounts of the Company or its affiliates (hereinafter the "Account"), and Franklin Valuemark Funds, a Massachusetts business trust (hereinafter the "Trust").

WHEREAS, the Trust engages in business as an open-end management investment company and is available to act as the investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts (collectively, the "Variable Insurance Products") to be offered by the Company and its affiliates (hereinafter the "Company"); and

WHEREAS, the beneficial Interest in the Trust is divided into several series of shares, each designated a "Fund" and each representing the interests in a particular managed pool of securities and other assets; and

WHEREAS, the Trust has obtained an order from the Securities and Exchange Commission, dated September 7, 1989 (File No. 812-7303), granting the Company and variable annuity and variable life insurance separate accounts exemptions from certain provisions of the Investment Company Act of 1940, as amended, (hereinafter the "1940 Act") and certain Rules thereunder, to the extent necessary to permit shares of the Trust to be sold to and held by variable annuity and variable life insurance separate accounts of the Company (hereinafter the "Mixed Funding Exemptive Order"); and

WHEREAS, the Trust is registered as an open-end management investment company under the 1940 Act and its shares are registered under the Securities Act of 1933, as amended (hereinafter the "1933 Act"); and

WHEREAS, the company has registered or will register certain variable annuity and/or life insurance contracts under the 1933 Act (hereinafter "Contracts"); and

WHEREAS, the Account is a duly organized, validly existing segregated asset account, established by resolution of the Board of Directors of the Company, to set aside and invest assets attributable to the aforesaid variable contracts (the Contract(s) and the Account(s) covered by this Agreement, and the corresponding Funds covered by this Agreement in which the Account(s) invest, are specified in Schedule A attached hereto as may be modified from time to time); and

WHEREAS, the Company has registered or will register the Account as a unit investment trust under the 1940 Act; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Fund on behalf of the Account to fund the Contracts;

NOW, THEREFORE, in consideration or their mutual promises, the Trust and the Company agree as follows:

ARTICLE I. SALE OF TRUST SHARES

1.1 The Trust agrees to sell to the company those shares of the Trust which the Account orders, executing such orders on a daily basis at the net value next computed after receipt by the Trust or its designee of the order for the shares of the Trust. For purposes of this Section 1.1, the Company shall be the designee of the Trust for receipt of such orders and receipt by such designee shall constitute receipt by the Trust; provided that the Trust received notice of such order by 9:30 a.m. New York time on the next following business day. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Trust calculates its net asset value pursuant to the rules of the Securities and Exchange Commission.

1.2. The Trust agrees to make Trust shares available for the duration or this Agreement for purchase at the applicable net asset value per share by the Company and its Account on those days on which the Trust calculates its net asset value pursuant to rules of the Securities and Exchange Commission and the Trust shall use reasonable efforts to calculate such net asset value on each day on which the New York Stock Exchange is open for trading. Notwithstanding the foregoing, the Board of Trustees of the Trust (hereinafter the "Trustees") may refuse to sell shares of any Funds to any person, or suspend or terminate the offering of shares of any Fund if such action is required by law or regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Fund.

1.3. The Trust agrees that shares of the Trust will be sold only to the Company and their separate accounts. No shares of any Fund will be sold to the general public.

1.4. The Trust agrees to redeem for cash, on the Company's request, any full or fractional shares of the Trust held by the Company, executing such requests on a daily basis at the net asset value next computed after receipt by the Trust or its designee of the request for redemption. For purposes of this Section 1.4, the Company shall be the designee of the Trust for receipt of requests for redemption and receipt by such designee shall constitute receipt by the Trust provided that the Trust receives notice of such request for redemption by 9:30 a.m. New York time on the next following Business Day.

1.5. The company shall pay for the Trust shares on the next Business Day after an order to purchase shares is made in accordance with the provisions of Section
1.1 hereof. Payment shall be in federal funds transmitted by wire or by a credit for any shares redeemed.

1.6. Issuance and transfer of the Trust's shares will be by book entry only. Stock certificates will not be issued to the Company or the Account. Shares ordered from the Trust will be recorded in an appropriate title for the Account or the appropriate subaccount of the Account.

1.7. The Trust shall furnish same day notice (by wire or telephone followed by written confirmation) to the Company of any income, dividends or capital gain distributions payable on the Trust's shares. The Company hereby elects to receive all such dividends and distributions as are payable on the Fund shares in additional shares of that Fund. The Company reserves the right to revoke this election and to receive all such dividends and distributions in cash. The Trust shall notify the Company of the number of shares so issued as payment of such dividends and distributions.

1.8. The Trust shall make the net asset value per share for each Portfolio available to the Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 6:30 p.m. New York time.

ARTICLE II.  REPRESENTATIONS AND WARRANTIES

2.1. The Company represents and warrants that the Contracts are or will be registered under the 1933 Act (or exempt therefrom), that the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws and that the sale of the Contracts shall comply in all material respects with state insurance suitability requirements. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established the Account as a segregated asset account under Minnesota law and has registered or, prior to any issuance or sale of the Contracts, will register the Account as a unit investment trust in accordance with the provisions of the 1940 Act (unless exempt therefrom) to serve as a segregated investment account for the Contracts.

2.2. The Trust represents and warrants that Trust shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws or Massachusetts and all applicable federal and state securities laws and that the Trust is and shall remain registered under the 1940 Act. The Trust shall amend the Registration Statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to affect the continuous offering of its shares. The Trust shall register and qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Trust.

2.3. The Trust represents that the Trust is currently qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, (the "Code") and that every effort will be made to maintain such qualifications (under Subchapter M or any successor or similar provision) and that the Trust will notify the Company immediately upon having a reasonable basis for believing that the Trust has ceased to so qualify or that the Trust might not so qualify in the future.

2.4. The Trust undertakes to have a Board of Trustees, a majority of whom are not interested persons of the Trust, formulate and approve of any plan under Rule 12b-1 to finance distribution EXPENSES.

2.5. The Trust represents that it will sell and distribute the Trust shares in accordance with all applicable state and federal securities laws, including without limitation the 1933 Act, the 1934 Act, and the 1940 Act.

2.6. The Trust represents that it is lawfully organized and validly existing under the laws of the State of Massachusetts and that it does and will comply with the 1940 Act.

ARTICLE III. PROSPECTUS AND PROXY STATEMENTS; VOTING

3.1. The Trust shall provide the Company (at the Trust's expense) with as many copies of the Trust's current prospectus as the Company may reasonably request. If requested by the Company in lieu thereof, the Trust shall provide such documentation (including a final "camera ready" copy of the new prospectus as set in type at the Trust's expense) and other assistance as is reasonably necessary in order for the Company once a year (or more frequently if the prospectus for the Trust is supplemented or amended) to have the prospectus for the Contracts and the Trust's prospectus printed together in one document (such printing to be at the Trust's expense).

3.2. The Trust's prospectus shall state that the Statement of Additional Information for the Trust is available from the Trust. The Trust, at its expense, shall print and provide such Statement free of charge to the Company and to any owner of a contract or prospective owner who requests such Statement.

3.3. The Trust, at its expense, shall provide the Company with copies of its proxy material, reports to stockholders and other communications to stockholders in such quantity as the Company shall reasonably require for distributing to Contract owners.

3.4. If and to the extent required by law (or the Mixed Funding Exemptive Order) the Company shall:

1. solicit voting instructions from contract owners;

2. vote the Trust shares in accordance with instructions received from Contract owners; and

3. vote Trust shares for which no instructions have been received in the same proportion as Trust shares of such Fund for which instructions have been received;

so long as and to the extent that the Securities and Exchange Commission continues to interpret the 1940 Act to require pass-through voting privileges or variable contract owners. The Company reserves the right to vote Trust shares held in any segregated asset account in its own right, to the extent permitted by law. The Company shall be responsible, with the guidance and assistance of the Trust, assuring that each of their separate account participating in the Trust calculates voting privileges in a manner consistent with the standards set forth on Schedule B attached hereto.

ARTICLE IV.  SALES MATERIAL AND INFORMATION

4.1. The Company shall furnish, or shall cause to be furnished, to the Trust or its designee, each piece of sales literature or other promotional material in which the Trust, its investment adviser or underwriter is named, a reasonable time prior to its use. No such material shall be used if the Trust or its designee object to such use within 15 Business Days after receipt of such material.

4.2. The Company shall not give any information or make any representations or statements on behalf of the Trust or concerning the Trust in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus for the Trust shares, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports or proxy statements for the Trust, or in sales literature or other promotional material approved by the Trust or its designee except with the permission of the Trust.

4.3. The Trust shall furnish, or shall cause to be furnished, to the Company or its designee, each piece of sales literature or other promotional material in which the Company and/or its separate account(s), is named a reasonable time prior to its use. No such material shall be used if the Company or its designee object to such use within 15 Business Days after receipt or such material.

4.4. The Trust shall not give any information or make any representations on behalf of the Company or concerning the Company, the Account, or the Contracts other than information or representations contained in a registration statement or prospectus for the Contracts, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports for the Account approved by the Company for distribution to Contract owners, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company.

4.5. The Trust will provide to the Company at least one complete copy of all registration statements, prospectuses, Statements of Additional Information, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no action letters, and all amendments to any of the above, that relate to the Trust or its shares, prior to or contemporaneously with the filing of such document with the Securities and Exchange Commission or other regulatory authorities. The Trust shall also promptly inform the Company of the results or any examination by the Securities and Exchange Commission (or other regulatory authorities), and shall provide the Company with a copy of any "deficiency letter" or other correspondence or written report regarding any such examination.

4.6. For purposes of this Article IV, the phrase "sales literature or other promotional material" means advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboard), and sales literature (such as brochures, circulars, market letters and form letters), distributed or made generally available to customers or the public.

ARTICLE V. FEES AND EXPENSES

5.1. The Trust shall pay no Fee or other compensation to the Company under this Agreement, and the Company shall pay no fee or other compensation to the Trust.

5.2. All EXPENSES incident to performance by the Trust under this Agreement shall be paid by the Trust. The Trust shall see to it that all its shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent deemed advisable by the Trust, in accordance with applicable state laws prior to their sale. The Trust shall bear the EXPENSES for the cost of registration and qualification of the Trust's shares, preparation and filing of the Trust's prospectus and registration statement, proxy materials and reports, setting the prospectus in type, setting in type and printing the proxy materials and reports to shareholders (including the costs of printing a prospectus that constitutes an annual report), the preparation of all statements and notices required by federal or state law, and all taxes on the issuance or transfer of the Trust's shares.

5.3. The Trust shall bear the EXPENSES of printing and distributing the Trust's prospectus to owners of Contracts issued by the Company and or distributing the Trust's proxy materials and reports to such Contract owners.

5.4. In the event the Trust adds one or more additional Funds and the Company desires to make such Funds available to its Contract owners as an underlying investment medium, a new Schedule A or an amendment to this Agreement shall be executed by the parties authorizing the issuance of shares or the new Funds to the Account.

ARTICLE VI.  DIVERSIFICATION

6.1. The Trust represents, and warrants that the Trust will at all times invest its assets in such a manner as to ensure that the Contracts will be treated as annuity, endowment, or life insurance contracts under the code and the regulations issued thereunder. Without limiting the scope of the foregoing, the Trust will at all times comply with Section 817(h) of the Code and the Regulations Section 1.817-5, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications to such Section or Regulation.

ARTICLE VII.  POTENTIAL CONFLICTS

7.1. The Board of Trustees of the Trust (the "Board") will monitor the Trust for the existence of any material irreconcilable conflict between the interest of the Contract owners of all separate accounts investing in the Trust. A material irreconcilable conflict may arise for a variety of reasons, including: (a) an Action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no action or interpretive letter or any similar action by insurance, tax or securities regulatory authorities (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Fund are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions or Contract owners. The Board shall promptly inform the Company to determine that a material irreconcilable conflict exists and the implications thereof.

7.2. If it is determined by a majority of the Board, or a majority of its disinterested Trustees, that a material irreconcilable conflict exists, the Company shall, at its expense, and to the extent reasonably practicable (as determined by a majority or the disinterested Trustees) take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including: (1) withdrawing the assets, allocable to some or all of the separate accounts from the Trust or any Fund and reinvesting such assets in a different investment medium, including (but not limited to) another Fund of the Trust, or submitting the question whether such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity Contract owners or life insurance Contract owners) that votes in favor of such Segregation, or offering to the affected Contract owners the option of making such a change; and (2) establishing a new registered management investment company or managed separate account.

7.3. If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the Account's investment in the Trust and terminate this Agreement within six months after the Board informs the Company in writing that it has determined that such decision has created an irreconcilable material conflict, provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board. Until the end of the foregoing six month period, the Trust shall continue to accept and implement orders by the Company for the purchase and redemption of shares of the Trust.

7.4. For purposes of Section 7.2 though 7.4 of this Agreement, a majority of the disinterested members of the Board shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Trust be required to establish a new funding medium for the Contracts. The Company shall not be required by Section 7.2 to establish a new funding medium for the Contracts, if an offer to do so has been declined by vote of a majority or Contract owners materially adversely affected by the irreconcilable material conflict. In the event that the Board determines that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the Account's investment in the Fund and terminate this Agreement within six (6) months after the Board informs the Company in writing of the foregoing determination, provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested members of the Board.

ARTICLE VIII.  INDEMNIFICATION

8.1  INDEMNIFICATION BY THE COMPANY

8.1(a). The Company agrees to indemnify and hold harmless the Trust and each of its Trustees and officers and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 8.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including legal and other EXPENSES), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or EXPENSES (or actions in respect thereof) or settlements are related to the sale or acquisition of the Trust's shares or the Contracts and:

1. arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the Registration Statement or prospectus for the Contracts or contained in the Contracts or sales literature for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Trust for use in the Registration Statement or prospectus for the Contracts or in the Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Trust shares; or

2. arise out of or as a result of statements or representations (other than statements or representations contained in the Registration Statement, prospectus or sales literature of the Trust not supplied by the Company, or persons under its control) or wrongful conduct of the Company or persons under its control, with respect to the sale or distribution of the Contracts or Trust Shares; or

3. arise out of any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement, prospectus, or sales literature of the Trust or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon information furnished to the Trust by or on behalf of the company; or

4. arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company, except to the extent provided in Sections 8.1(b) and 8.1(c) hereof.

8.1(b). The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement or to the Trust, whichever is applicable.

8.1(c) The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Company shall be entitled to participate, at its own expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Company to such party of the Company's election to assume the defense thereof, the Indemnified Party shall bear the fees and EXPENSES of any additional counsel retained by it, and the Company will be not liable to such party under this Agreement for any legal or other EXPENSES subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

8.l(d). The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Trust Shares or the Contracts or the operation of the Trust and the Indemnified Parties will provide the Company with all relevant information and documents requested by the Company. For purposes of this Section 8.1(d), the "commencement" of proceedings shall include any informal or formal communications from the Securities and Exchange Commission or its staff (or the receipt of information from any other persons or entities) indicating that enforcement action by said Commission or staff may be contemplated or forthcoming.

ARTICLE IX.  APPLICABLE LAW

9.1. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws or Minnesota.

9.2 This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the Securities and Exchange Commission may grant (including, but not limited to, the Mixed Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE X. TERMINATION

10.1. This Agreement shall terminate with respect to one, some, or all Funds for one, some, or all Contracts or Accounts:

1. at the option of any party upon six month's advance written notice to the other parties;

2. at the option of the Company to the extent that shares of Funds are not reasonably available to meet the requirements of the Contracts or are not appropriate funding vehicles for the Contracts, as determined by the Company reasonably and in good faith. Prompt notice of the election to terminate for such cause and an explanation or such cause shall be furnished by the Company; or

3.   as provided in Article VII.

10.2. The notice shall specify the Fund(s) and Contract(s) or Account(s) as to which the Agreement is to be terminated.

10.3. It is understood and agreed that the right of any party hereto to terminate this Agreement pursuant to Section 10.1 (a) may be exercised for cause or for no cause.

10.4. Effect of Termination. Notwithstanding any termination of this Agreement, the Trust shall at the option of the Company, continue to make available additional shares of the Trust pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, without limitation, the owners of the existing contracts shall be permitted to reallocate investments in the Trust, redeem investments in the Trust and/or invest in the Trust upon the making of additional purchase payments under the Existing Contracts. The parties agree that this Section 10.4 shall not apply to any terminations under Article VII and the effect of such Article VII terminations shall be governed by Article VII of this Agreement.

ARTICLE XI.  NOTICES

Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Trust:          Deborah Gatzek, Vice President
                          Franklin Resources, Inc.
                          777 Mariners Island Boulevard
                          San Mateo, California 94404

If to the Company:        Mr. Robert S. James, President-Financial Markets
                          North American Life and Casualty Company
                          1750 Hennepin Avenue
                          Minneapolis, Minnesota 55403

ARTICLE XII.  MISCELLANEOUS

12.1. Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as it may come into the public domain.

12.2. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

12.3. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

12.4. If any provision or this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

12.5. The Schedules attached hereto, as modified from time to time, are incorporated herein by reference and are part of this Agreement.

12.6. Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitations the Securities and Exchange Commission, the NASD and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

12.7. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

IN WITNESS WHEREOF, each of the parties has cause this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as or the date specified below.

                       Company:
                       By two authorized officers,
                       By:    /s/ Robert S. James

                       Title: President, Financial Markets Division
                       Date:  5/24/92

                       By:    /s/ Michael T. Westermeyer

                       Title: Second Vice President and Senior Counsel
                       Date:  5/20/92


                       Trust:

                       By its authorized officers,

                       By: /s/ Deborah Gatzek
                       Title:  Secretary
                       Date:   3/31/92




                                   SCHEDULE A

Franklin Valuemark Funds (Trust) is a diversified, open-end management investment company consisting of the following separate Funds:

      Adjustable U.S. Government Fund Equity Growth Fund Global Income Fund High Income Fund Income Securities Fund Investment Grade Intermediate Bond Fund Money Market Fund Precious Metals Funds Real Estate Securities Fund U.S. Government Securities Fund Utility Equity Fund Zero Coupon Fund - 1995 Zero Coupon Fund - 2000 Zero Coupon Fund - 2005 Zero Coupon Fund - 2010


Effective March 1, 1992:
      Rising Dividend Fund
      International Equity Fund
      Pacific Growth Fund



               Amendment to Participation Agreement

Effective as of the dates specified below, Allianz Life Insurance Company of North America, formerly known as North American Life and Casualty Company, a Minnesota corporation, and Franklin Valuemark Funds, a Massachusetts business trust, hereby amend Schedule A of their Participation Agreement effective January 1, 1990, by adding the following language to the bottom of the list of the Funds which make up the Franklin Valuemark Funds:

"Effective March 15, 1994:

      Templeton Developing Markets Equity Fund
      Templeton Global Growth Fund"

"Effective May 1, 1995:

      Templeton Global Asset Allocation Fund"

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed in its name and on its behalf by its duly authorized representatives as of the date specified below.

Allianz Life Insurance Company of North America


By:         /s/ James P. Kelso
                James P. Kelso

Title:      Vice President,
            Variable Products

Date:       6/30/95


Franklin Valuemark Funds


By:         /s/ Karen L. Skidmore
                Karen L. Skidmore

Title:      Assistant Vice President
            & Assistant Secretary

Date:       6/16/95




                     Amendment to Participation Agreement

Effective as of the dates specified below, Allianz Life Insurance Company of North America, formerly known as North American Life and Casualty Company, a Minnesota corporation, and Franklin Valuemark Funds, a Massachusetts business trust, hereby amend Schedule A of their Participation Agreement effective January 1, 1990, by adding the following language to the bottom of the list of the Funds which make up the Franklin Valuemark Funds:

"Effective November 1, 1995:

     Small Cap Fund"


IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed in its name and on its behalf by its duly authorized representatives as of the date specified below.

Allianz Life Insurance Company of North America


By:       /s/ James P. Kelso
              James P. Kelso

Title:    Vice President,
          Variable Products


Franklin Valuemark Funds


By:       /s/ Karen L. Skidmore
              Karen L. Skidmore

Title:    Assistant Vice President
          & Assistant Secretary




                     Amendment to Participation Agreement

Effective as of the dates specified below, Allianz Life Insurance Company of North America, formerly known as North American Life and Casualty Company, a Minnesota corporation, and Franklin Valuemark Funds, a Massachusetts business trust, hereby amend Schedule A of their Participation Agreement effective January 1, 1990, by adding the following language to the bottom of the list of the Funds which make up the Franklin Valuemark Funds:

"Effective May 1, 1996:

     Capital Growth Fund
     Templeton International Smaller Companies Fund"


IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed in its name and on its behalf by its duly authorized representatives as of the date specified below.

Allianz Life Insurance Company of North America


By:       /s/ James P. Kelso
          James P. Kelso

Title:    Vice President,
          Variable Products


Franklin Valuemark Funds


By:       /s/ Karen L. Skidmore
          Karen L. Skidmore

Title:    Assistant Vice President
          & Assistant Secretary